EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Incentive Plan and Employee Stock Purchase Plan of BioCryst Pharmaceuticals, Inc. of our reports dated March 9, 2010, with respect to the financial statements of BioCryst Pharmaceuticals, Inc and the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Birmingham, Alabama
June 28, 2010